EXHIBIT 23a

                        Consent of Independent Auditors

We have audited the consolidated financial statements of Starcraft Corporation and Subsidiaries as of September 29, 1996 and for the year then ended and have issued our report thereon dated November 7, 1996. Our audit also included the information for the year ended September 29, 1996 in the financial statement schedule listed in Item 14 of this Annual Report. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information as of and for the year ended September 29, 1996 set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73148) pertaining to the Starcraft Automotive Corporation 401(k) Profit Sharing Plan and Trust and in the Registration Statement (Form S-8 No. 33-70030) pertaining to the Starcraft Automotive Corporation Stock Incentive Plan of our report dated November 7, 1996, with respect to the consolidated financial statements of Starcraft Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended September 29, 1996.


                                             /s/ Ernst & Young LLP

Fort Wayne, Indiana
December 20, 1996